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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-A/A
                                (AMENDMENT NO. 2)

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                            Cox Communications, Inc.
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             (Exact name of registrant as specified in its charter)

               Delaware                                     58-2112281
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(State of Incorporation or Organization)       (IRS Employer Identification No.)

1400 Lake Hearn Drive, N.E., Atlanta, Georgia                   30319
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(Address of Principal Executive Offices)                        (Zip Code)

         If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

         If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

         Securities Act registration statement file number to which this form relates: _________ (if applicable).

         Securities to be registered pursuant to Section 12(b) of the Act:

         Title of Class                      Name of Exchange on Which
         to be so Registered                 Each Class is to be Registered
         -------------------                 ------------------------------

         Class A Common Stock,
         $1.00 par value per share             New York Stock Exchange

         Securities to be registered pursuant to Section 12(g) of the Act: None

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ITEM 1.       DESCRIPTION OF COMMON STOCK

         The following is a summary of the material terms and provisions of our common stock. The following description also sets forth selected provisions of our amended and restated certificate of incorporation, as amended, which we refer to collectively as our "certificate of incorporation," and our bylaws. This description is a summary only and is qualified in its entirety by our certificate of incorporation and bylaws, which are incorporated as exhibits to this amended registration statement.

COMMON STOCK

         Our certificate of incorporation authorizes us to issue 671,000,000 shares of Class A common stock, par value $1.00 per share, 62,000,000 shares of Class C common stock, par value $1.00 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share. Except with respect to voting, transfer and convertibility, shares of Class A common stock and shares of Class C common stock are identical in all respects. Class A common stockholders are entitled to one vote per share, while Class C common stockholders are entitled to ten votes per share. The shares of Class C common stock are subject to significant transfer restrictions.

         VOTING. The Class A common stockholders and the Class C common stockholders vote together as a single class on all actions, except that the affirmative vote of the holders of a majority of outstanding shares of Class A common stock and Class C common stock voting separately as a class is required:

         - to approve any amendment to our certificate of incorporation that would alter or change the powers, preferences or special rights of such class in a way that adversely affects the holders of such class; and

         - to approve such other matters as may require a class vote under the Delaware General Corporation Law.

         DIVIDENDS AND OTHER DISTRIBUTIONS. Each share of common stock is equal in respect of dividends and other distributions in cash, stock or property, including distributions upon our liquidation or a sale of all or substantially all of our assets. However, in the case of dividends or other distributions payable on either class of common stock in shares of such stock, including distributions pursuant to stock splits or dividends, only Class A common stock will be distributed with respect to outstanding Class A common stock and only Class C common stock will be distributed with respect to outstanding Class C common stock. Neither of the Class A common stock nor the Class C common stock will be split, divided or combined unless each other class is proportionately split, divided or combined.

         We have never declared or paid cash dividends on our Class A common stock and currently intend to retain any future earnings for use in developing and operating our businesses. Accordingly, we do not expect to pay cash dividends on the Class A common stock in the foreseeable future.


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         RESTRICTIONS ON TRANSFER OF CLASS C COMMON STOCK; CONVERTIBILITY OF
CLASS C COMMON STOCK INTO CLASS A COMMON STOCK. Cox Holdings, Inc. and Cox DNS, Inc. hold all of the shares of Class C common stock currently outstanding. Cox Holdings and Cox DNS are wholly-owned subsidiaries of Cox Enterprises, Inc. Shares of the Class C common stock are convertible at any time, or from time to time, at the Class C stockholder's option, into Class A common stock on a share-for-share basis. Shares of Class C common stock will be converted automatically into shares of Class A common stock on a share-for-share basis:

         - at any time our board of directors and the holders of a majority of the shares of Class C common stock then outstanding approve conversion of all shares of Class C common stock into Class A common stock;

         - if the Class A common stock is precluded from trading on any national securities exchange or national quotation system as a result of the Class C common stock's existence;

         - upon election by our board of directors in connection with the approval of any sale or lease of all or substantially all of our assets or any merger, consolidation, liquidation or dissolution; or

         - upon election by our board of directors, after the board has determined there has been a material adverse change in the outstanding Class A common stock's liquidity, marketability or market value due to its exclusion from a national exchange or quotation system or due to federal or state legal requirements, in either case because of the Class C common stock's existence.

         LIQUIDATION, DISSOLUTION OR WINDING UP. In the event of our liquidation, dissolution or winding up, whether voluntary or not, the Class A common stockholders and the Class C common stockholders shall be entitled to share ratably, according to their respective interests, in our assets which remain after payment, or provision for payment, of our debts and other liabilities and the preferential amounts due to the holders of any stock ranking prior to the common stock in the distribution of assets.


ANTI-TAKEOVER PROVISIONS

         Our certificate of incorporation contains a supermajority provision requiring that business combination transactions between us and persons who beneficially own 5% or more of our voting stock, referred to as related persons, be approved by the holders of at least 80% of our voting stock as well as the holders of a majority of the voting stock held by persons other than related persons. This voting provision does not apply to any business combination which is approved by a majority of our directors that are unaffiliated with the related persons. Additionally, the 80% voting requirement does not apply to business combinations in which our stockholders are to receive, in exchange for their capital stock, cash, securities or other property, assuming certain fair price standards are met, as more fully described in Article IX of our


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certificate of incorporation. This voting provision may make it more difficult for a party to effect a business combination with us.

         Section 203 of the Delaware General Corporation Law prohibits us from engaging in a business combination with an interested stockholder. This restriction applies for three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A business combination includes mergers, asset sales and other transactions resulting in a financial benefit to an interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns, or within the past three years did own, 15% or more of our voting stock. Section 203 could delay, defer or prevent a change in control of Cox. It might also reduce the price that investors might be willing to pay in the future for shares of our common stock.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our Class A common stock is First Union National Bank, N.A.

ITEM 2.       EXHIBITS

         The following exhibits are incorporated by reference as indicated below.

Exhibit
Number            Description
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

   3.1   --       Amended Certificate of Incorporation of Cox Communications,
                  Inc. (Incorporated by reference to Exhibit 3.1 to Cox's
                  Quarterly Report on Form 10-Q, filed with the Commission on
                  November 14, 2000.)

   3.2   --       Bylaws of Cox Communications, Inc. (Incorporated by reference to Exhibit 3.2 to Cox's Registration Statement on Form S-4,
                  File No. 33-80152, filed with the Commission on December 16,
                  1994.)

   4.1   --       Form of Specimen Class A Common Stock Certificate.

   4.2   --       Registration Rights Agreement, dated as of October 1, 1998, among Cox Communications, Inc., G.C. Investments and Barbara
                  J. Greenspun, as Trustee of the Unified Credit Trust.
                  (Incorporated by reference to Exhibit 10.1 to Cox's Current
                  Report on Form 8-K, filed with the Commission on October 15,
                  1998).

   4.3   --       Registration Rights Agreement, dated as of February 23, 2001, by and among Cox Communications, Inc. and Salomon Smith Barney
                  Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner &
                  Smith Incorporated, Banc of America Securities LLC, Credit
                  Suisse First Boston Corporation, Morgan Stanley & Co.
                  Incorporated, ABN AMRO Rothschild LLC, Fleet Securities, Inc.,
                  J.P. Morgan Securities Inc. and SG Cowen Securities
                  Corporation. (Incorporated by reference to Exhibit 4.1 to
                  Cox's Current Report on Form 8-K/A, filed with the Commission on March 8, 2001).

   4.4   --       Registration Rights Agreement, dated as of February 23, 2001, by and among Cox Enterprises, Inc., Cox Communications, Inc.
                  and Salomon Smith Barney


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
                  Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner &
                  Smith Incorporated, Banc of America Securities LLC, Credit
                  Suisse First Boston Corporation, Morgan Stanley & Co.
                  Incorporated, ABN AMRO Rothschild LLC, Fleet Securities, Inc.,
                  J.P. Morgan Securities Inc. and SG Cowen Securities
                  Corporation. (Incorporated by reference to Exhibit 4.2 to Cox's Current Report on Form 8-K/A, filed with the Commission on March 8, 2001).

   4.5   --       Registration Rights Agreement, dated as of October 29, 2001, among Cox Communications, Inc., Cox Enterprises, Inc. and
                  Cascade Investment LLC (Incorporated by reference to Exhibit
                  4.1 to Cox's Quarterly Report on Form 10-Q/A, filed with the
                  Commission on January 23, 2002).

   4.6   --       Registration Rights Agreement, dated as of October 29, 2001, among Cox Communications, Inc., Cox Enterprises, Inc. and Bill
                  & Melinda Gates Foundation. (Incorporated by reference to
                  Exhibit 4.2 to Cox's Quarterly Report on Form 10-Q/A, filed with the Commission on January 23, 2002).


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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                       COX COMMUNICATIONS, INC.


                                       By:
                                                 /s/ Jimmy W. Hayes
                                          --------------------------------------
                                          Name:  Jimmy W. Hayes
                                          Title: Executive Vice President,
                                                 Finance and Administration and
                                                 Chief Financial Officer

Date: January 24, 2002